Exhibit 99.1

Dollar Tree Appoints Thomas W. Dickson to Its Board of Directors

CHESAPEAKE, Va. - December 11, 2018 - Dollar Tree, Inc. (NASDAQ: DLTR), North America’s leading operator of discount variety stores, announced today that Thomas W. “Tad” Dickson has been appointed as a new independent director to the Company’s board, effective January 1, 2019. Mr. Dickson’s appointment is to fill the vacancy created by the previously announced retirement of Mary Anne Citrino as a director, effective December 31, 2018.

Mr. Dickson, age 63, is an accomplished executive leader with significant experience in the retail and consumer products industries. Prior to his retirement, Mr. Dickson served as Chief Executive Officer of Harris Teeter, a leading regional supermarket chain located primarily in the Southeastern and Mid-Atlantic United States, from February 1997 until January 2014, and also served as Chairman of the Board of Harris Teeter from March 2006 until January 2014. Mr. Dickson currently serves on the Board of Directors of Brixmor Property Group Inc., a publicly traded real estate investment trust, where he is a member of the Compensation Committee. Mr. Dickson previously served on the Board of Directors of Conagra Brands, Inc., CST Brands, Inc. and The Pantry, Inc., where he was Chairman of the Board.

“We are delighted to announce that Tad Dickson is joining Dollar Tree’s board,” stated Bob Sasser, Executive Chairman. “Tad’s addition represents the fourth independent director joining our board since May 2016. Tad’s extensive executive leadership experience in consumables retail will be a welcomed addition to our board. With two large complementary brands - Dollar Tree and Family Dollar - we have an unparalleled opportunity to serve more customers in all markets as we continue to grow our business.”

“I am very pleased to have the opportunity to join the Dollar Tree board,” said Dickson. “Dollar Tree is uniquely positioned, with a resilient business model, to deliver both growth and improvement in the years ahead. Through a clear focus on its customers, while managing its business with discipline and solid execution, both Dollar Tree and Family Dollar strive to be the premier shopping destination for both value and convenience. I look forward to contributing to the board and to the Company’s continued efforts to be the leader in value retail.”

About Dollar Tree, Inc.

Dollar Tree, a Fortune 200 Company, now operates more than 15,100 stores across 48 states and five Canadian provinces. Stores operate under the brands of Dollar Tree, Family Dollar and Dollar Tree Canada. To learn more about the Company, visit DollarTree.com

CONTACT:     Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations www.DollarTree.com
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